Entertainment Industry Leader Joins USA Video

Mr. Von Johnson Joins USA Video Advisory Board to Assist with Marketing the Company’s Anti-Piracy Technologies

Niantic, Connecticut – May 26, 2009

USA Video Interactive Corporation (NASDAQ; OTCBB: USVO; TSX: US; BSE/Frankfurt: USF) today announced the appointment of Mr. Von Johnson to the Company’s Advisory Board.  Johnson, an entertainment industry veteran and multi-discipline expert who has worked with some of the industry’s premier companies and organizations, has joined USA Video to advice and position the company as the leading industry provider of digital content protection technologies.  Johnson will work with the USA Video management team to market the Company’s proprietary anti-piracy technologies, MediaEscort and SmartMarks, and provide business models and additional markets for their use via digital watermarking and fingerprinting.  Mr. Johnson is the CEO and President of Von Johnson & Associates, Inc. (VJA), a California corporation based near Hollywood that offers boutique technology consultation services to the media and entertainment industries.  USA Video management will benefit from access to the VJA team which includes Brian Finegold, James Hubbert, Phil Lelyveld, Charles “Tad” Marburg, Patrick Murphy, Javier Ponton, Allan Schollnick, and Rochelle Winters.  USA Video’s Advisory Board will seek to outline strategies to manage and monetize content assets through digital identification and authentication methods. For more than a year, USA Video has been providing digital watermarking services to the Hollywood film studio of one of the world’s leading media content companies, and is poised to expand its services and client base to the education and government sectors.

“The entertainment industry is seeking to implement a solid technology that ensures the protection and identity of content,” said Johnson. “USA Video’s technology is proven, robust and affordable. The technology will benefit not only the entertainment industry but any content owner choosing to protect their assets and track down the pirates who cost these industries an estimated $18 Billion a year.”

“We believe that programs focused on enforcement rather than prevention offer great opportunities to engage the full spectrum of digital distribution while securing content,” said Edwin Molina, USA Video President and CEO.  “We’re incredibly pleased and fortunate to have Von join our team and provide us with the advice and expertise that we need at this moment to bring our company to the next step – to professionally serve the entertainment and other viable content industries with solution-rich technology as we expand our operations and markets.”

For All Press Inquires:  Please call (860) 739 – 8030; extension 4

About Von Johnson: Von Johnson is Founder and CEO of Von Johnson and Associates, and has over twenty-five years experience in the electronic distribution, global post production, technical services, project management, systems development and implementation, and business and systems integration disciplines within the entertainment and related industries.  Mr. Johnson has held senior management positions at Walt Disney Company, Universal Television Distribution, Turner Broadcasting, ITC Entertainment and DIVA Systems (a video-on-demand technology pioneer in Menlo Park, CA).  Mr. Johnson is also Founder of White Ash Broadcasting, Inc., licensee for central California’s NPR affiliate, KVPR-FM Valley Public Radio.  A Member of the Society of Motion Picture and Television Engineers (SMPTE), Mr. Johnson is co-inventor of “Method and Apparatus for Transmission of Full Frequency Digital Audio” (U.S. Patent # 5,544,228).  Mr. Johnson is a native of Southern California and holds a Bachelor Degree in Mass Communications from California State University, Fresno; and an MBA from Woodbury University in Los Angeles, California, where he is an adjunct professor.  Mr. Johnson also lectures at the UCLA Extension program on the subject of change and disruption in the entertainment industry.

About MediaEscort™: MediaEscort™ is an industry first, IP-centric, real-time online watermarking product, with its own administrative infrastructure fully integrated into customer’s video servers. It will automatically and seamlessly embed SmartMarks—imperceptible forensic information in every frame of video content—during Internet delivery, providing the proof courts need to protect intellectual property rights, indicting and convicting the individuals who steal the original material. Using MediaEscort, copyright holders are able to protect their content without restricting the fair uses of legitimate customers. MediaEscort’s SmartMarks work across all distribution and presentation channels and technologies.  It seamlessly provides an entire system for piracy protection without frustrating consumers, who will continue to have the freedom to enjoy content in their own way.  In addition, MediaEscort has the ability to support all major codecs in the industry, while preserving the SmartMarks, and the process is fully compatible with DRM.

About USVO: USA Video Interactive Corporation (USVO) designs and markets technology for delivery of digital media. USVO developed its MediaEscort™, MediaSentinel™ and SmartMark™ digital watermarking products and technologies to provide a robust means for producers and distributors to invisibly protect their content. USA Video Technology Corp., a wholly owned subsidiary of USVO, holds the pioneering patent for store-and-forward video, filed in 1990 and issued by the United States Patent and Trademark Office on July 14, 1992; it has been cited by at least 165 other patents. USVO holds similar patents in Germany, Canada, England, France, Spain, Italy, and Japan. For more information, visit www.usvo.com.

USA Video Interactive Corporate Headquarters Office: 8 West Main Street, Niantic, Connecticut, 06357 Telephone (860) 739 - 8030

Facsimile (860) 739 - 8070; Canada Office: 507 – 837 West Hastings Street, Vancouver, BC V6C 3N6. Trading symbol on the OTCBB:

USVO; Trading symbol on the TSX Venture Exchange US; Trading symbol on the Berlin and Frankfurt Stock Exchanges: USF. CUSIP

902924208. For more information contact (860) 739 – 8030 or contact@usvo.com.

The press release may contain forward-looking statements. Actual results may differ materially from those projected in any forward-looking statements. Investors are cautioned that such forward-looking statements involve risk and uncertainties, which may cause actual results to differ from those described. MediaEscort, MediaSentinel and SmartMark are trademarks of USA Video Interactive Corp. The names of actual companies and products mentioned herein may be the trademarks of their respective owners.

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

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